Centennial Communications Announces Fiscal First-Quarter Results

Fiscal First-Quarter Net Income of $0.17 per Diluted Share, Compared to Net Income of $0.07 per Diluted Share in the Prior-Year Quarter

Fiscal First-Quarter Consolidated Adjusted Operating Income of $107.2 Million, Up 6 Percent Year-Over-Year From $101.3 Million

Fiscal First-Quarter Consolidated Revenue of $258.9 Million, Down 2 Percent Year-Over-Year From $265.2 Million

WALL, NJ -- (Marketwire - October 13, 2009) - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported net income of $19.5 million, or $0.17 per diluted share, for the fiscal first quarter of 2010 as compared to net income of $7.5 million, or $0.07 per diluted share, in the fiscal first quarter of 2009. Consolidated adjusted operating income (AOI)(1) was $107.2 million for the fiscal first quarter, as compared to $101.3 million for the prior-year quarter.

Centennial reported fiscal first-quarter consolidated revenue of $258.9 million, which included $145.9 million from U.S. wireless and $113.0 million from Puerto Rico operations. Consolidated revenue declined 2 percent versus the fiscal first quarter of 2009. The Company ended the quarter with 1,057,500 total wireless subscribers, which compares to 1,090,400 for the year-ago quarter and 1,078,200 for the previous quarter ended May 31, 2009. The Company reported 789,100 total access lines and equivalents at the end of the fiscal first quarter, which compares to 596,700 for the year-ago quarter.

AT&T TRANSACTION

--  On November 7, 2008, Centennial entered into a merger agreement with
    AT&T providing for the acquisition of Centennial by AT&T (the "Merger").
    On October 13, 2009, AT&T and Centennial announced that they had entered into a consent decree with the Department of Justice, which allows the
    Merger to proceed, while requiring that AT&T divest Centennial's operations in eight service areas in Louisiana and Mississippi.  The eight service areas are Alexandria, La., Lafayette, La., LA-3 (DeSoto), LA-5
    (Beauregard), LA-6 (Iberville), LA-7 (West Feliciana), MS-8 (Claiborne) and
    MS-9 (Copiah).  Under the terms of the merger agreement, Centennial stockholders would receive $8.50 per share in cash.  The Merger was approved by Centennial's stockholders in February 2009, but remains subject to approval by the Federal Communications Commission and to other customary closing conditions.  AT&T and Centennial expect that, assuming timely satisfaction or waiver of all remaining closing conditions, the Merger will be completed early in the fourth quarter of calendar year 2009.

CENTENNIAL SEGMENT HIGHLIGHTS

U.S. Wireless Operations

--  Revenue was $145.9 million, a 1 percent decrease from last year's first quarter.  Retail revenue (total revenue excluding roaming revenue)
    declined 6 percent from the year-ago period primarily due to a 4 percent decrease in total wireless subscribers.  Roaming revenue increased 36 percent from the year-ago quarter primarily because of an increase in data roaming revenue, partially offset by a decline in voice roaming revenue due to a 9 percent decrease in the average voice roaming rate per minute.

--  Average revenue per user (ARPU) was $76 during the fiscal first quarter, a 3 percent year-over-year increase.  ARPU included approximately
    $8.70 of data revenue per user, which grew 31 percent from the year-ago period.

--  AOI was $65.0 million, an 11 percent year-over-year increase, representing an AOI margin of 45 percent.  AOI benefited from strong growth in roaming revenue and a decrease in handset expenditures.

--  U.S. wireless ended the quarter with 633,100 total subscribers, which compares to 659,800 for the prior-year quarter and to 652,000 for the previous quarter ended May 31, 2009.  Postpaid subscribers decreased 22,100 from the fiscal fourth quarter of 2009 as postpaid churn rose to 2.8 percent.

--  Capital expenditures were $7.6 million for the fiscal first quarter.

Puerto Rico Wireless Operations

--  Revenue was $79.7 million, a decrease of 6 percent from the prior-year first quarter, primarily driven by a continued decline in traditional voice revenue, partially offset by solid growth in Instant Internet broadband data revenue.

--  ARPU was $63, which declined 5 percent from the year-ago period.  ARPU included approximately $11.38 of data revenue per user, which increased 35 percent from the year-ago period.

--  AOI totaled $22.9 million, which was flat from the year-ago period, representing an AOI margin of 29 percent.  AOI was stable largely due to a decrease in handset expenditures.

--  Puerto Rico wireless ended the quarter with 424,400 total subscribers, which compares to 430,600 for the prior-year quarter and to 426,200 for the previous quarter ended May 31, 2009.  Postpaid subscribers decreased 2,300 from the fiscal fourth quarter of 2009 due to a continued decline in traditional voice customers, partially offset by an increase in Instant
    Internet broadband data customers.  Postpaid churn rose to 3.3 percent.

--  Capital expenditures were $5.6 million for the fiscal first quarter.

Puerto Rico Broadband Operations

--  Revenue was $36.2 million, a 2 percent year-over-year increase.
    Revenue increased primarily due to solid access line growth, partially offset by a decrease in recurring revenue per line.

--  AOI was $19.4 million, a 2 percent decrease from the year-ago period, representing an AOI margin of 53 percent.  AOI declined primarily due to increased bad debt expense.

--  Switched access lines totaled approximately 107,900 at the end of the fiscal first quarter, an increase of 9,600 lines, or 10 percent from the prior-year quarter.  Dedicated access line equivalents were 681,200 at the end of the fiscal first quarter, a 37 percent year-over-year increase.

--  Capital expenditures were $3.9 million for the fiscal first quarter.

DEFINITIONS AND RECONCILIATION

(1) Adjusted operating income is defined as net income before net income attributable to noncontrolling interest, loss from discontinued operations, income tax expense, interest expense, net, (loss) gain on disposition of assets, transaction costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

                                                     Three Months Ended
                                                          August 31,
                                                   -----------------------
                                                      2009         2008
                                                   ----------   ----------
Adjusted operating income                          $  107,240   $  101,293
Depreciation and amortization                         (31,687)     (35,544)
Stock-based compensation expense                       (2,029)      (2,870)
Transaction costs                                      (1,070)          --
(Loss) gain on disposition of assets                     (122)          47
                                                   ----------   ----------
Operating income                                       72,332       62,926
Interest expense, net                                 (39,952)     (44,880)
Income tax expense                                    (12,692)     (10,056)
                                                   ----------   ----------
Income from continuing operations                      19,688        7,990
Loss from discontinued operations                         (94)        (337)
                                                   ----------   ----------
Net income                                             19,594        7,653
Less: net income attributable to noncontrolling
 interest                                                (136)        (167)
                                                   ----------   ----------
Net income attributable to Centennial              $   19,458   $    7,486
                                                   ==========   ==========

ABOUT CENTENNIAL

Centennial Communications (NASDAQ: CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 789,100 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Centennial's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of our agreement to be acquired by AT&T (the "AT&T Transaction") or failure of the AT&T Transaction to close for any other reason; the outcome of any legal proceeding that has been or may be instituted against Centennial and others relating to the AT&T Transaction; the inability to complete the AT&T Transaction due to the failure to satisfy conditions to consummate the AT&T Transaction; risks that the AT&T Transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the AT&T Transaction; business uncertainty and contractual restrictions during the pendency of the AT&T Transaction, which may adversely affect our relationships with our employees, customers and suppliers; the diversion of management's attention to the AT&T Transaction from ongoing business concerns; the effect of the announcement and pendency of the AT&T Transaction on our customer and supplier relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the AT&T Transaction; the timing of the completion of the AT&T Transaction or the impact of the AT&T Transaction on our capital resources, cash requirements, profitability, management resources and liquidity; the effects of the current recession in the United States and general downturn in the economy, including the effects on unemployment, consumer confidence, consumer debt levels, consumer spending and other macroeconomic conditions that could impact the demand for the products and services we provide and our customers' ability to pay for them; our need to refinance or amend existing indebtedness on or prior to its stated maturity and the difficulties and illiquidity experienced by the debt/capital markets; the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; our ability to gain access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and deployment of advanced technologies, including 3G and 4G services; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; the effect of changes in the level of support provided to us by the Universal Service Fund, or USF; our ability to grow our subscriber base at a reasonable cost to acquire; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our ability to successfully integrate any acquired markets or businesses; the effects of higher than anticipated handset subsidy costs; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; the effects of adding new subscribers with lower credit ratings; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; the effects of a decline in the market for our Code Division Multiple Access-based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of downturns in the economy, world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures; the effects of governmental regulation of the telecommunications industry; our ability to attract and retain qualified personnel; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us or our vendors, including litigation relating to wireless billing, using wireless telephones while operating an automobile and litigation relating to infringement of patents; the effects of scientific reports that may demonstrate possible health effects of radio frequency transmission from use of wireless telephones; and the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in Centennial's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                          CENTENNIAL COMMUNICATIONS CORP.
                      FINANCIAL DATA AND OPERATING STATISTICS
                                 August 31, 2009
                       ($000's, except per subscriber data)

                                                     Three Months Ended
                                                 -------------------------
                                                    Aug-09        Aug-08
                                                 -----------   -----------

CONSOLIDATED
Total Wireless Subscribers                         1,057,500     1,090,400
Net Gain - Total Subscribers                         (20,700)       (2,200)
Revenue per Average Wireless Customer (1)        $        70   $        71
Retail Penetration (4)                                   8.2%          8.4%
Prepaid & Postpaid Churn - Wireless (5)                  3.1%          2.7%
Monthly MOU's per Wireless Voice Customer              1,340         1,415

U.S. WIRELESS

Postpaid Wireless Subscribers                        616,100       642,300
Prepaid Wireless Subscribers                          17,000        17,500
                                                 -----------   -----------
Total Wireless Subscribers                           633,100       659,800
Total Wireless Gross Adds                             34,700        49,000
Net Gain - Wireless Subscribers                      (18,900)       (5,500)
UMTS as a % of Retail Subscribers                        5.3%          0.8%
Revenue per Average Wireless Customer (1)        $        76   $        74
Retail Revenue per Average Wireless Customer (2) $        65   $        66
Data Revenue per Average Wireless Customer (3)   $      8.70   $      6.62
Retail Revenue                                   $   124,485   $   132,018
Roaming Revenue                                  $    21,449   $    15,789
Penetration - Wireless (4)                               7.1%          7.4%
Postpaid Churn - Wireless (5)                            2.8%          2.6%
Prepaid & Postpaid Churn - Wireless (5)                  2.8%          2.7%
Monthly MOU's per Wireless Voice Customer              1,043         1,121
Cost to Acquire (6)                              $       377   $       311
Capital Expenditures                             $     7,556   $     8,706

PUERTO RICO

Postpaid Wireless Subscribers                        420,400       426,500
Prepaid Wireless Subscribers                           4,000         4,100
                                                 -----------   -----------
Total Wireless Subscribers                           424,400       430,600
Total Wireless Gross Adds                             40,800        36,400
Net Gain  - Wireless Subscribers                      (1,800)        3,300
Revenue per Average Wireless Customer (1)        $        63   $        66
Data Revenue per Average Wireless Customer (3)   $     11.38   $      8.42
Penetration - Wireless (4)                              10.6%         10.8%
Postpaid Churn - Wireless (5)                            3.3%          2.5%
Prepaid & Postpaid Churn - Wireless (5)                  3.3%          2.6%
Monthly MOU's per Wireless Voice Customer              1,866         1,906
Fiber Route Miles                                      1,408         1,360
Switched Access Lines                                107,900        98,300
Dedicated Access Line Equivalents                    681,200       498,400
On-Net Buildings                                       2,547         2,299
Capital Expenditures - Wireless                  $     5,592   $     6,730
Capital Expenditures - Broadband                 $     3,860   $     5,228
                                                 -----------   -----------
Capital Expenditures - Total Puerto Rico         $     9,452   $    11,958
                                                 ===========   ===========

REVENUES

U.S. Wireless                                    $   145,934   $   147,807
                                                 -----------   -----------
Puerto Rico - Wireless                           $    79,739   $    84,832
Puerto Rico - Broadband                          $    36,214   $    35,667
Puerto Rico - Intercompany                       $    (2,963)  $    (3,093)
                                                 -----------   -----------
Total Puerto Rico                                $   112,990   $   117,406
                                                 -----------   -----------
Consolidated                                     $   258,924   $   265,213
                                                 ===========   ===========

ADJUSTED OPERATING INCOME (7)

U.S. Wireless                                    $    64,989   $    58,588
                                                 -----------   -----------
Puerto Rico - Wireless                           $    22,882   $    22,952
Puerto Rico - Broadband                          $    19,369   $    19,753
                                                 -----------   -----------
Total Puerto Rico                                $    42,251   $    42,705
                                                 -----------   -----------
Consolidated                                     $   107,240   $   101,293
                                                 ===========   ===========

NET DEBT

Total Debt Less Cash and Cash Equivalents        $ 1,777,900   $ 1,888,900

(1)  Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.
(2)  Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(3)  Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period.
(4)  The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.
(5)  Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.
(6)  Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.
(7)  Adjusted operating income is defined as net income before net income attributable to noncontrolling interest, loss from discontinued
     operations, income tax expense, interest expense, net, gain (loss) on disposition of assets, transaction costs, stock based compensation expense and depreciation and amortization.

             CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                                     Three Months Ended
                                                   -----------------------
                                                   August 31,   August 31,
                                                      2009         2008
                                                   ----------   ----------

REVENUE:
  Service revenue                                  $  247,089   $  249,003
  Equipment sales                                      11,835       16,210
                                                   ----------   ----------
                                                      258,924      265,213
                                                   ----------   ----------

COSTS AND EXPENSES:
  Cost of services (exclusive of depreciation
   and amortization shown below)                       51,923       50,676
  Cost of equipment sold                               31,251       42,149
  Sales and marketing                                  23,470       25,869
  General and administrative                           48,139       48,096
  Depreciation and amortization                        31,687       35,544
  (Loss) gain on disposition of assets                    122          (47)
                                                   ----------   ----------
                                                      186,592      202,287
                                                   ----------   ----------

OPERATING INCOME                                       72,332       62,926
                                                   ----------   ----------

INTEREST EXPENSE, NET                                 (39,952)     (44,880)

INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAX EXPENSE                                    32,380       18,046

INCOME TAX EXPENSE                                    (12,692)     (10,056)
                                                   ----------   ----------

INCOME FROM CONTINUING OPERATIONS                      19,688        7,990
NET LOSS FROM DISCONTINUED OPERATIONS                     (94)        (337)
                                                   ----------   ----------

NET INCOME                                             19,594        7,653
  LESS: NET INCOME ATTRIBUTABLE TO
   NONCONTROLLING INTEREST                               (136)        (167)
                                                   ----------   ----------

NET INCOME ATTRIBUTABLE TO CENTENNIAL                  19,458        7,486

EARNINGS PER SHARE:
  BASIC
    EARNINGS PER SHARE FROM CONTINUING OPERATIONS  $     0.18   $     0.07
    LOSS PER SHARE FROM DISCONTINUED OPERATIONS    $    (0.00)  $    (0.00)
                                                   ----------   ----------
    NET INCOME PER SHARE ATTRIBUTABLE TO
     CENTENNIAL                                    $     0.18   $     0.07
                                                   ==========   ==========

  DILUTED
    EARNINGS PER SHARE FROM CONTINUING OPERATIONS  $     0.17   $     0.07
    LOSS PER SHARE FROM DISCONTINUED OPERATIONS    $    (0.00)  $    (0.00)
                                                   ----------   ----------
    NET INCOME PER SHARE ATTRIBUTABLE TO
     CENTENNIAL                                    $     0.17   $     0.07
                                                   ==========   ==========

WEIGHTED-AVERAGE SHARES OUTSTANDING:
    BASIC                                             111,135      108,038
                                                   ==========   ==========
    DILUTED                                           112,005      110,200
                                                   ==========   ==========

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220